Exhibit 21 – List of Subsidiaries of Orion HealthCorp, Inc.

Subsidiary Name	State of Incorporation or Organization

Baytown SurgiCare, Inc.	Texas

Bellaire ASC, LP	Texas

Bellaire SurgiCare, Inc.	Texas

Dennis Cain Management, LLC	Texas

Dennis Cain Physician Solutions, Ltd.	Texas

Integrated Physician Solutions, Inc.	Delaware

IntegriMED, Inc.	Nevada

Medical Billing Services, Inc.	Texas

San Jacinto Surgery Center, Ltd.	Texas

SurgiCare Memorial Village, LP	Texas

TASC Anesthesia, LLC	Ohio

Town & Country SurgiCare, Inc.	Texas

Tuscarawas Ambulatory Surgery Center, LLC	Ohio